NEWS RELEASE

	Contacts:	Stacey Hudson, Investor Relations Manager Alon USA Energy, Inc. 972-367-3808
FOR IMMEDIATE RELEASE
Investors: Jack Lascar/Stephanie Smith Dennard § Lascar Associates, LLC 713-529-6600 Media: Blake Lewis Lewis Public Relations 214-635-3020
Alon USA Energy, Inc. Reports Second Quarter 2015 Results

Declares Quarterly Cash Dividend
Schedules conference call for August 4, 2015 at 11:00 a.m. Eastern
DALLAS, TEXAS, August 3, 2015 - Alon USA Energy, Inc. (NYSE: ALJ) (“Alon”) today announced results for the second quarter of 2015. Net income available to stockholders for the second quarter of 2015 was $36.4 million, or $0.52 per share, compared to net loss available to stockholders of $(7.5) million, or $(0.11) per share, for the same period last year. Excluding special items, Alon recorded net income available to stockholders of $46.4 million, or $0.67 per share, for the second quarter of 2015, compared to net loss available to stockholders of $(3.4) million, or $(0.05) per share, for the same period last year.
Net income available to stockholders for the first half of 2015 was $63.3 million, or $0.91 per share, compared to net loss available to stockholders of $(6.7) million, or $(0.10) per share, for the same period last year. Excluding special items, Alon recorded net income available to stockholders of $68.0 million, or $0.98 per share, for the first half of 2015, compared to net income available to stockholders of $0.5 million, or $0.01 per share, for the same period last year.
Paul Eisman, President and CEO, commented, “We are pleased with our strong results for the second quarter of 2015. The excellent performance from our refining and wholesale marketing segment was complemented by solid results from our retail segment. We were also pleased to see an improvement in our asphalt business for the quarter compared to the prior quarter and relative to the second quarter of 2014.
“The Big Spring refinery benefited from its excellent operational performance and a favorable crack spread environment in the second quarter of 2015. Big Spring achieved a refinery operating margin of $17.22 per barrel and low direct operating expense of only $3.54 per barrel. The crude flexibility of the Big Spring refinery continues to be an advantage. The refinery processed approximately 44,000 barrels per day of WTI Midland during the second quarter of 2015 to set a new record for WTI Midland rate. On the product side, our wholesale marketing business successfully sold approximately 6,000 barrels per day in June 2015 into the premium Arizona market.
“The performance at Krotz Springs in the second quarter continued to reflect improved operations and reliability. Krotz Springs generated a refinery operating margin of $7.95 per barrel and achieved low operating costs of $3.49 per barrel in the second quarter of 2015. The improvements in operations and reliability, coupled with strong crack spreads, have led to record profitability at Krotz Springs since we acquired the refinery, for both the six and twelve month periods ending June 30, 2015.
“Our retail business continues to perform well, and we remain focused on growing this business. During the quarter, we entered into an agreement to purchase 14 retail gas stations in the Albuquerque area. These stores fit well with our existing footprint in that market. The acquired stores are expected to immediately improve the profitability of our retail business and to be accretive to its value. This transaction is expected to close later this month.
“We expect total throughput at the Big Spring refinery to average approximately 74,000 barrels per day for the third quarter of 2015 and 74,000 barrels per day for the full year of 2015. We expect total throughput at the Krotz Springs refinery to average approximately 71,000 barrels per day for the third quarter of 2015 and 67,000 barrels per day for the full year of 2015 due to the turnaround scheduled in the fourth quarter of 2015.”

SECOND QUARTER 2015
Special items reduced earnings by $9.9 million for the second quarter of 2015 primarily as a result of after-tax unrealized losses of $6.9 million associated with commodity swaps, after-tax expenses of $0.9 million associated with our employee retention plan and after-tax losses of $2.2 million related to an asphalt inventory adjustment. Special items reduced earnings by $4.1 million for the second quarter of 2014 primarily as a result of after-tax unrealized losses of $3.6 million associated with commodity swaps and $0.5 million of costs associated with the redemption of the Krotz Springs senior secured notes.
The combined total refinery average throughput for the second quarter of 2015 was 152,092 barrels per day (“bpd”), consisting of 75,491 bpd at the Big Spring refinery and 76,601 bpd at the Krotz Springs refinery, compared to a combined total refinery average throughput of 114,869 bpd for the second quarter of 2014, consisting of 38,994 bpd at the Big Spring refinery and 75,875 bpd at the Krotz Springs refinery. During the second quarter of 2014, refinery throughput at the Big Spring refinery was reduced as we completed both the planned turnaround and the vacuum tower project.
Refinery operating margin at the Big Spring refinery was $17.22 per barrel for the second quarter of 2015 compared to $17.04 per barrel for the same period in 2014. This increase in operating margin was primarily due to improved light product yields, partially offset by the industry margin environment. The contango environment in the second quarter of 2015 created a cost of crude benefit of $1.90 per barrel compared to the backwardated environment creating a cost of crude detriment of $0.93 per barrel for the same period in 2014 (“second quarter 2015 Contango Benefit”).
Refinery operating margin at the Krotz Springs refinery was $7.95 per barrel for the second quarter of 2015 compared to $8.89 per barrel for the same period in 2014. This decrease in operating margin was primarily due to a lower Gulf Coast 2/1/1 high sulfur diesel crack spread and a narrowing WTI Cushing to WTI Midland spread, partially offset by a widening LLS to WTI Cushing spread and the second quarter 2015 Contango Benefit.
The average Gulf Coast 3/2/1 crack spread was $19.71 per barrel for the second quarter of 2015 compared to $16.42 per barrel for the same period in 2014. The average Gulf Coast 2/1/1 high sulfur diesel crack spread was $10.21 per barrel for the second quarter of 2015 compared to $12.47 per barrel for the same period in 2014.
The average WTI Cushing to WTS spread for the second quarter of 2015 was $(0.21) per barrel compared to $7.88 per barrel for the same period in 2014. The average WTI Cushing to WTI Midland spread for the second quarter of 2015 was $0.60 per barrel compared to $8.37 per barrel for the same period in 2014. The average LLS to WTI Cushing spread for the second quarter of 2015 was $6.28 per barrel compared to $2.89 per barrel for the same period in 2014.
Asphalt margins for the second quarter of 2015 were $100.92 per ton compared to $67.64 per ton for the same period in 2014. On a cash basis (i.e., excluding inventory effects), asphalt margins in the second quarter of 2015 were $99.51 per ton compared to $55.45 per ton in the second quarter of 2014. This increase was primarily due to lower costs of asphalt purchased during the second quarter of 2015 compared to the second quarter of 2014.
Retail fuel margins increased to 20.3 cents per gallon in the second quarter of 2015 from 19.4 cents per gallon in the second quarter of 2014. Retail fuel sales volume increased to 49.5 million gallons in the second quarter of 2015 from 48.8 million gallons in the second quarter of 2014. Merchandise margins increased to 31.8% in the second quarter of 2015 from 30.7% in the second quarter of 2014. Merchandise sales increased to $84.9 million in the second quarter of 2015 from $83.2 million in the second quarter of 2014.
YEAR-TO-DATE 2015
Special items reduced earnings by $4.6 million for the first half of 2015 primarily as a result of after-tax losses of $9.5 million related to an asphalt inventory adjustment and after-tax expenses of $0.9 million associated with our employee retention plan, partially offset by after-tax unrealized gains of $5.4 million associated with commodity swaps and $0.4 million associated with gains recognized on disposition of assets. Special items reduced earnings by $7.2 million for the first half of 2014 primarily as a result of after-tax unrealized losses of $8.7 million associated with commodity swaps and $0.5 million of costs associated with the redemption of the Krotz Springs senior secured notes, partially offset by $1.9 million associated with gains recognized on disposition of assets.
The combined total refinery average throughput for the first half of 2015 was 148,679 bpd, consisting of 73,934 bpd at the Big Spring refinery and 74,745 bpd at the Krotz Springs refinery, compared to a combined total refinery average throughput of 125,059 bpd for the first half of 2014, consisting of 56,050 bpd at the Big Spring refinery and 69,009 bpd at the Krotz Springs refinery. During the second quarter of 2014, refinery throughput at the Big Spring refinery was reduced as we completed both the planned turnaround and the vacuum tower project.
Refinery operating margin at the Big Spring refinery was $15.56 per barrel for the first half of 2015 compared to $15.56 per barrel for the same period in 2014. The operating margin at the Big Spring refinery was flat relative to the same period last year primarily due to improved light product yields being offset by the industry margin environment. The contango environment for the first half of 2015 created a cost of crude benefit of $1.28 per barrel compared to the backwardated environment creating a cost of crude detriment of $0.53 per barrel for the same period in 2014 (“first half 2015 Contango Benefit”).
Refinery operating margin at the Krotz Springs refinery was $8.71 per barrel for the first half of 2015 compared to $8.22 per barrel for the same period in 2014. This increase was primarily due to a higher Gulf Coast 2/1/1 high sulfur diesel crack spread, a widening LLS to WTI Cushing spread and the first half 2015 Contango Benefit, partially offset by a narrowing WTI Cushing to WTI Midland spread.
The average Gulf Coast 3/2/1 crack spread for the first half of 2015 was $18.73 per barrel compared to $16.61 per barrel for the same period in 2014. The average Gulf Coast 2/1/1 high sulfur diesel crack spread for the first half of 2015 was $11.79 per barrel compared to $11.62 per barrel for the same period in 2014.
The average WTI Cushing to WTS spread for the first half of 2015 was $0.76 per barrel compared to $5.79 per barrel for the same period in 2014. The average WTI Cushing to WTI Midland spread for the first half of 2015 was $1.27 per barrel compared to $5.96 per barrel for the same period in 2014. The average LLS to WTI Cushing spread for the first half of 2015 was $4.48 per barrel compared to $4.42 per barrel for the same period in 2014.
Asphalt margins for the first half of 2015 were $94.41 per ton compared to $72.67 per ton for same period in 2014. On a cash basis (i.e., excluding inventory effects), asphalt margins in the first half of 2015 were $105.77 per ton compared to $69.48 per ton in the first half of 2014. This increase is primarily due to lower costs of asphalt purchased during the first half of 2015.
Retail fuel margins increased to 21.9 cents per gallon in the first half of 2015 from 18.9 cents per gallon in the first half of 2014. Retail fuel sales volume increased to 95.6 million gallons in the first half of 2015 from 94.3 million gallons in the first half of 2014. Merchandise margins increased to 32.5% in the first half of 2015 from 31.1% in the first half of 2014. Merchandise sales increased to $161.0 million in the first half of 2015 from $156.5 million in the first half of 2014.
Alon also announced today that its Board of Directors has declared the regular quarterly cash dividend of $0.15 per share. The dividend is payable on September 24, 2015 to stockholders of record at the close of business on September 8, 2015.
CONFERENCE CALL
Alon has scheduled a conference call, which will be broadcast live over the Internet on Tuesday, August 4, 2015, at 11:00 a.m. Eastern Time (10:00 a.m. Central Time), to discuss the second quarter 2015 results. To access the call, please dial 877-407-0672, or 412-902-0003 for international callers, and ask for the Alon USA Energy call at least 10 minutes prior to the start time. Investors may also listen to the conference live by logging on to the Alon investor relations website, http://ir.alonusa.com. A telephonic replay of the conference call will be available through August 18, 2015, and may be accessed by calling 877-660-6853, or 201-612-7415 for international callers, and using the passcode 13612041#. A webcast archive will also be available at http://ir.alonusa.com shortly after the call and will be accessible for approximately 90 days. For more information, please contact Donna Washburn at Dennard § Lascar Associates at 713-529-6600 or email dwashburn@dennardlascar.com.
Alon USA Energy, Inc., headquartered in Dallas, Texas, is an independent refiner and marketer of petroleum products, operating primarily in the South Central, Southwestern and Western regions of the United States. Alon owns 100% of the general partner and approximately 82% of the limited partner interests in Alon USA Partners, LP (NYSE: ALDW), which owns a crude oil refinery in Big Spring, Texas with a crude oil throughput capacity of 73,000 barrels per day. In addition, Alon directly owns crude oil refineries in Krotz Springs, Louisiana with a crude oil throughput capacity of 74,000 barrels per day and in California with a crude oil throughput capacity of 70,000 barrels per day. Alon is a leading marketer of asphalt, which it distributes primarily through asphalt terminals located predominately in the Southwestern and Western United States. Alon is the largest 7-Eleven licensee in the United States and operates approximately 300 convenience stores in Central and West Texas and New Mexico.
Any statements in this press release that are not statements of historical fact are forward-looking statements. Forward-looking statements reflect our current expectations regarding future events, results or outcomes. These expectations may or may not be realized. Some of these expectations may be based upon assumptions or judgments that prove to be incorrect. In addition, our business and operations involve numerous risks and uncertainties, many of which are beyond our control, which could result in our expectations not being realized or otherwise materially affect our financial condition, results of operations and cash flows. Additional information regarding these and other risks is contained in our filings with the Securities and Exchange Commission.
This press release does not constitute an offer to sell or the solicitation of offers to buy any security and shall not constitute an offer, solicitation or sale of any security in any jurisdiction in which such offer, solicitation or sale would be unlawful.
- Tables to follow -

ALON USA ENERGY, INC. AND SUBSIDIARIES CONSOLIDATED
EARNINGS RELEASE

RESULTS OF OPERATIONS - FINANCIAL DATA (ALL INFORMATION IN THIS PRESS RELEASE EXCEPT FOR BALANCE SHEET DATA AS OF DECEMBER 31, 2014, IS UNAUDITED)	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
	(dollars in thousands, except per share data)
STATEMENT OF OPERATIONS DATA:
Net sales (1)	$1,301,341	$1,742,883	$2,404,581	$3,426,128
Operating costs and expenses:
Cost of sales	1,069,931	1,580,447	1,964,419	3,086,992
Direct operating expenses	62,856	67,630	127,061	138,308
Selling, general and administrative expenses (2)	49,193	46,333	94,789	85,722
Depreciation and amortization (3)	31,267	29,453	63,229	59,331
Total operating costs and expenses	1,213,247	1,723,863	2,249,498	3,370,353
Gain (loss) on disposition of assets	—	(88)	572	2,117
Operating income	88,094	18,932	155,655	57,892
Interest expense	(18,217)	(29,256)	(39,254)	(57,271)
Equity earnings of investees	1,828	1,278	1,274	819
Other income, net	13	638	59	621
Income (loss) before income tax expense (benefit)	71,718	(8,408)	117,734	2,061
Income tax expense (benefit)	23,856	(1,971)	35,817	123
Net income (loss)	47,862	(6,437)	81,917	1,938
Net income attributable to non-controlling interest	11,452	1,080	18,568	8,670
Net income (loss) available to stockholders	$36,410	$(7,517)	$63,349	$(6,732)
Earnings (loss) per share, basic	$0.52	$(0.11)	$0.91	$(0.10)
Weighted average shares outstanding, basic (in thousands)	69,684	68,851	69,584	68,734
Earnings (loss) per share, diluted	$0.50	$(0.11)	$0.87	$(0.10)
Weighted average shares outstanding, diluted (in thousands)	72,501	68,851	72,395	68,734
Cash dividends per share	$0.15	$0.06	$0.25	$0.12
CASH FLOW DATA:
Net cash provided by (used in):
Operating activities	$135,112	$(31,072)	$115,891	$31,642
Investing activities	(22,332)	(47,403)	(33,945)	(41,007)
Financing activities	(39,415)	(79,666)	(33,077)	(17,983)
OTHER DATA:
Adjusted net income (loss) available to stockholders (4)	$46,354	$(3,420)	$67,993	$484
Adjusted earnings (loss) per share (4)	$0.67	$(0.05)	$0.98	$0.01
Adjusted EBITDA (5)	$131,680	$53,293	$211,720	$126,056
Capital expenditures (6)	20,302	36,495	31,051	54,655
Capital expenditures for turnarounds and catalysts	2,030	11,422	4,363	26,269

	June 30, 2015	December 31, 2014
BALANCE SHEET DATA (end of period):	(dollars in thousands)
Cash and cash equivalents	$263,830	$214,961
Working capital	153,960	126,665
Total assets	2,211,560	2,200,874
Total debt	539,213	563,687
Total debt less cash and cash equivalents	275,383	348,726
Total equity	714,310	673,778

REFINING AND MARKETING SEGMENT
	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
	(dollars in thousands, except per barrel data and pricing statistics)
STATEMENT OF OPERATIONS DATA:
Net sales (7)	$1,126,040	$1,521,324	$2,085,532	$3,026,242
Operating costs and expenses:
Cost of sales	940,861	1,403,843	1,724,252	2,772,057
Direct operating expenses	55,966	57,478	112,292	118,276
Selling, general and administrative expenses	18,940	18,466	36,279	29,000
Depreciation and amortization	26,692	24,713	54,003	50,081
Total operating costs and expenses	1,042,459	1,504,500	1,926,826	2,969,414
Gain (loss) on disposition of assets	—	(59)	522	(59)
Operating income	$83,581	$16,765	$159,228	$56,769
KEY OPERATING STATISTICS:
Per barrel of throughput:
Refinery operating margin – Big Spring (8)	$17.22	$17.04	$15.56	$15.56
Refinery operating margin – Krotz Springs (8)	7.95	8.89	8.71	8.22
Refinery direct operating expense – Big Spring (9)	3.54	7.09	3.56	5.33
Refinery direct operating expense – Krotz Springs (9)	3.49	3.70	3.64	4.09
Capital expenditures	$12,470	$31,659	$16,876	$43,855
Capital expenditures for turnarounds and catalysts	2,030	11,422	4,363	26,269
PRICING STATISTICS:
Crack spreads (3/2/1) (per barrel):
Gulf Coast (10)	$19.71	$16.42	$18.73	$16.61
Crack spreads (2/1/1) (per barrel):
Gulf Coast high sulfur diesel (10)	$10.21	$12.47	$11.79	$11.62
WTI Cushing crude oil (per barrel)	$57.86	$103.04	$53.20	$100.86
Crude oil differentials (per barrel):
WTI Cushing less WTI Midland (11)	$0.60	$8.37	$1.27	$5.96
WTI Cushing less WTS (11)	(0.21)	7.88	0.76	5.79
LLS less WTI Cushing (11)	6.28	2.89	4.48	4.42
Brent less LLS (11)	0.32	4.67	0.57	5.81
Brent less WTI Cushing (11)	3.66	7.22	4.54	8.83
Product prices (dollars per gallon):
Gulf Coast unleaded gasoline	$1.86	$2.81	$1.69	$2.73
Gulf Coast ultra-low sulfur diesel	1.83	2.92	1.76	2.93
Gulf Coast high sulfur diesel	1.68	2.83	1.62	2.83
Natural gas (per MMBtu)	2.74	4.58	2.77	4.65

THROUGHPUT AND PRODUCTION DATA: BIG SPRING REFINERY	For the Three Months Ended				For the Six Months Ended
	June 30,				June 30,
	2015		2014		2015		2014
	bpd	%	bpd	%	bpd	%	bpd	%
Refinery throughput:
WTS crude	29,605	39.2	12,634	32.4	37,193	50.3	23,927	42.7
WTI crude	43,659	57.8	23,391	60.0	33,952	45.9	29,652	52.9
Blendstocks	2,227	3.0	2,969	7.6	2,789	3.8	2,471	4.4
Total refinery throughput (12)	75,491	100.0	38,994	100.0	73,934	100.0	56,050	100.0
Refinery production:
Gasoline	37,755	49.8	17,484	45.1	36,978	49.8	26,835	48.0
Diesel/jet	28,052	37.0	12,315	31.8	27,074	36.5	18,461	33.0
Asphalt	2,479	3.3	1,660	4.3	2,876	3.9	2,529	4.5
Petrochemicals	4,915	6.5	1,825	4.7	4,863	6.5	3,111	5.5
Other	2,537	3.4	5,483	14.1	2,466	3.3	5,022	9.0
Total refinery production (13)	75,738	100.0	38,767	100.0	74,257	100.0	55,958	100.0
Refinery utilization (14)		100.4%		85.4%		97.5%		95.7%

THROUGHPUT AND PRODUCTION DATA: KROTZ SPRINGS REFINERY	For the Three Months Ended				For the Six Months Ended
	June 30,				June 30,
	2015		2014		2015		2014
	bpd	%	bpd	%	bpd	%	bpd	%
Refinery throughput:
WTI crude	29,429	38.4	29,737	39.2	29,888	40.0	26,904	39.0
Gulf Coast sweet crude	45,069	58.8	46,138	60.8	41,076	55.0	40,953	59.3
Blendstocks	2,103	2.8	—	—	3,781	5.0	1,152	1.7
Total refinery throughput (12)	76,601	100.0	75,875	100.0	74,745	100.0	69,009	100.0
Refinery production:
Gasoline	35,511	45.4	33,909	43.7	35,021	45.8	32,407	46.0
Diesel/jet	32,496	41.5	33,665	43.4	31,599	41.4	29,791	42.3
Heavy Oils	1,378	1.8	1,362	1.8	1,356	1.8	980	1.4
Other	8,838	11.3	8,616	11.1	8,419	11.0	7,225	10.3
Total refinery production (13)	78,223	100.0	77,552	100.0	76,395	100.0	70,403	100.0
Refinery utilization (14)		100.7%		102.5%		95.9%		91.7%

ASPHALT SEGMENT
	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
	(dollars in thousands, except per ton data)
STATEMENT OF OPERATIONS DATA:
Net sales (15)	$69,900	$117,677	$120,552	$213,848
Operating costs and expenses:
Cost of sales (15)(16)	60,771	107,801	115,054	195,535
Direct operating expenses	6,890	10,152	14,769	20,032
Selling, general and administrative expenses	2,755	2,299	4,531	5,027
Depreciation and amortization	1,207	1,162	2,352	2,362
Total operating costs and expenses	71,623	121,414	136,706	222,956
Gain (loss) on disposition of assets	—	(152)	—	2,014
Operating loss (19)	$(1,723)	$(3,889)	$(16,154)	$(7,094)
KEY OPERATING STATISTICS:
Blended asphalt sales volume (tons in thousands) (17)	108	142	173	226
Non-blended asphalt sales volume (tons in thousands) (18)	15	4	33	26
Blended asphalt sales price per ton (17)	$505.54	$564.75	$498.83	$557.86
Non-blended asphalt sales price per ton (18)	229.20	302.75	317.36	375.85
Asphalt margin per ton (19)	100.92	67.64	94.41	72.67
Capital expenditures	$238	$1,501	$1,644	$3,219

RETAIL SEGMENT
	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
	(dollars in thousands, except per gallon data)
STATEMENT OF OPERATIONS DATA:
Net sales (1)	$206,634	$252,659	$382,619	$473,907
Operating costs and expenses:
Cost of sales (16)	169,532	217,580	309,235	407,269
Selling, general and administrative expenses	27,322	25,393	53,627	51,345
Depreciation and amortization	2,943	2,983	5,980	5,697
Total operating costs and expenses	199,797	245,956	368,842	464,311
Gain on disposition of assets	—	123	50	163
Operating income	$6,837	$6,826	$13,827	$9,759
KEY OPERATING STATISTICS:
Number of stores (end of period) (20)	294	296	294	296
Retail fuel sales (thousands of gallons)	49,511	48,767	95,606	94,283
Retail fuel sales (thousands of gallons per site per month) (20)	58	57	56	55
Retail fuel margin (cents per gallon) (21)	20.3	19.4	21.9	18.9
Retail fuel sales price (dollars per gallon) (22)	$2.46	$3.47	$2.32	$3.36
Merchandise sales	$84,878	$83,182	$160,980	$156,517
Merchandise sales (per site per month) (20)	$96	$94	$91	$88
Merchandise margin (23)	31.8%	30.7%	32.5%	31.1%
Capital expenditures	$6,202	$2,841	$9,518	$6,222

(1)
Includes excise taxes on sales by the retail segment of $19,369 and $19,101 for the three months ended June 30, 2015 and 2014, respectively, and $37,425 and $36,911 for the six months ended June 30, 2015 and 2014, respectively.

(2)
Includes corporate headquarters selling, general and administrative expenses of $176 and $175 for the three months ended June 30, 2015 and 2014, respectively, and $352 and $350 for the six months ended June 30, 2015 and 2014, respectively, which are not allocated to our three operating segments.

(3)
Includes corporate depreciation and amortization of $425 and $595 for the three months ended June 30, 2015 and 2014, respectively, and $894 and $1,191 for the six months ended June 30, 2015 and 2014, respectively, which are not allocated to our three operating segments.

(4)
The following table provides a reconciliation of net income (loss) available to stockholders under United States generally accepted accounting principles (“GAAP”) to adjusted net income (loss) available to stockholders utilized in determining adjusted earnings (loss) per share, excluding after-tax write-off of original issuance discount, after-tax write-off of debt issuance costs, after-tax loss on asphalt inventory adjustment, after-tax employee retention plan expense, after-tax unrealized (gains) losses on commodity swaps and after-tax (gain) loss on disposition of assets. Adjusted net income (loss) available to stockholders is not a recognized measurement under GAAP; however, the amounts included in adjusted net income (loss) available to stockholders are derived from amounts included in our consolidated financial statements. Our management believes that the presentation of adjusted net income (loss) available to stockholders and adjusted earnings (loss) per share, excluding these items, is useful to investors because it provides a more meaningful measurement for evaluation of our Company’s operating results.

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
	(dollars in thousands)
Net income (loss) available to stockholders	$36,410	$(7,517)	$63,349	$(6,732)
Plus: Write-off of original issuance discount, net of tax	—	232	—	232
Plus: Write-off of debt issuance costs, net of tax	—	231	—	231
Plus: Loss on asphalt inventory adjustment, net of tax	2,155	—	9,544	—
Plus: Employee retention plan expense, net of tax	913	—	913	—
Less: Unrealized (gains) losses on commodity swaps, net of tax	6,876	3,568	(5,422)	8,687
Less: (Gain) loss on disposition of assets, net of tax	—	66	(391)	(1,934)
Adjusted net income (loss) available to stockholders	$46,354	$(3,420)	$67,993	$484
Adjusted earnings (loss) per share *	$0.67	$(0.05)	$0.98	$0.01

*	Adjusted earnings (loss) per share includes the effects of dividends on preferred stock on adjusted net income (loss) available to stockholders necessary to calculate earnings (loss) per share.

(5)
Adjusted EBITDA represents earnings (loss) before net income attributable to non-controlling interest, income tax expense (benefit), interest expense, depreciation and amortization, (gain) loss on disposition of assets and unrealized (gains) losses on commodity swaps. Adjusted EBITDA is not a recognized measurement under GAAP; however, the amounts included in Adjusted EBITDA are derived from amounts included in our consolidated financial statements. Our management believes that the presentation of Adjusted EBITDA is useful to investors because it is frequently used by securities analysts, investors, and other interested parties in the evaluation of companies in our industry. In addition, our management believes that Adjusted EBITDA is useful in evaluating our operating performance compared to that of other companies in our industry because the calculation of Adjusted EBITDA generally eliminates the effects of net income attributable to non-controlling interest, income tax expense (benefit), interest expense, (gain) loss on disposition of assets, unrealized (gains) losses on commodity swaps and the accounting effects of capital expenditures and acquisitions, items that may vary for different companies for reasons unrelated to overall operating performance.

Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

•	Adjusted EBITDA does not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments;

•	Adjusted EBITDA does not reflect the interest expense or the cash requirements necessary to service interest or principal payments on our debt;

•	Adjusted EBITDA does not reflect the prior claim that non-controlling interest have on the income generated by non-wholly-owned subsidiaries;

•	Adjusted EBITDA does not reflect changes in or cash requirements for our working capital needs; and

•	Our calculation of Adjusted EBITDA may differ from EBITDA calculations of other companies in our industry, limiting its usefulness as a comparative measure.
Because of these limitations, Adjusted EBITDA should not be considered a measure of discretionary cash available to us to invest in the growth of our business. We compensate for these limitations by relying primarily on our GAAP results and using Adjusted EBITDA only supplementally.
The following table reconciles net income (loss) available to stockholders to Adjusted EBITDA for the three and six months ended June 30, 2015 and 2014:

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
	(dollars in thousands)
Net income (loss) available to stockholders	$36,410	$(7,517)	$63,349	$(6,732)
Net income attributable to non-controlling interest	11,452	1,080	18,568	8,670
Income tax expense (benefit)	23,856	(1,971)	35,817	123
Interest expense	18,217	29,256	39,254	57,271
Depreciation and amortization	31,267	29,453	63,229	59,331
(Gain) loss on disposition of assets	—	88	(572)	(2,117)
Unrealized (gains) losses on commodity swaps	10,478	2,904	(7,925)	9,510
Adjusted EBITDA	$131,680	$53,293	$211,720	$126,056
Adjusted EBITDA does not exclude a loss of $3,284 and $13,950 for the three and six months ended June 30, 2015, respectively, resulting from a price adjustment related to asphalt inventory.

(6)
Includes corporate capital expenditures of $1,392 and $494 for the three months ended June 30, 2015 and 2014, respectively, and $3,013 and $1,359 for the six months ended June 30, 2015 and 2014, respectively, which are not allocated to our three operating segments.

(7)
Net sales include intersegment sales to our asphalt and retail segments at prices which approximate wholesale market prices. These intersegment sales are eliminated through consolidation of our financial statements.

(8)
Refinery operating margin is a per barrel measurement calculated by dividing the margin between net sales and cost of sales (exclusive of substantial hedge positions and certain inventory adjustments) attributable to each refinery by the refinery’s throughput volumes. Industry-wide refining results are driven and measured by the margins between refined product prices and the prices for crude oil, which are referred to as crack spreads. We compare our refinery operating margins to these crack spreads to assess our operating performance relative to other participants in our industry.

The refinery operating margin for the three and six months ended June 30, 2015 excludes realized and unrealized gains on commodity swaps of $7,512 and $37,355, respectively. For the six months ended June 30, 2015, $8,926 related substantially to inventory adjustments was not included in cost of sales of either the Big Spring refinery or Krotz Springs refinery.
The refinery operating margin for the three and six months ended June 30, 2014 excludes realized and unrealized losses on commodity swaps of $2,389 and $8,627, respectively.

(9)	Refinery direct operating expense is a per barrel measurement calculated by dividing direct operating expenses at our refineries by the applicable refinery’s total throughput volumes.

(10)
We compare our Big Spring refinery’s operating margin to the Gulf Coast 3/2/1 crack spread. A Gulf Coast 3/2/1 crack spread is calculated assuming that three barrels of WTI Cushing crude oil are converted, or cracked, into two barrels of Gulf Coast conventional gasoline and one barrel of Gulf Coast ultra-low sulfur diesel.

We compare our Krotz Springs refinery’s operating margin to the Gulf Coast 2/1/1 high sulfur diesel crack spread. A Gulf Coast 2/1/1 high sulfur diesel crack spread is calculated assuming that two barrels of LLS crude oil are converted into one barrel of Gulf Coast conventional gasoline and one barrel of Gulf Coast high sulfur diesel.

(11)
The WTI Cushing less WTI Midland spread represents the differential between the average price per barrel of WTI Cushing crude oil and the average price per barrel of WTI Midland crude oil. The WTI Cushing less WTS, or sweet/sour, spread represents the differential between the average price per barrel of WTI Cushing crude oil and the average price per barrel of WTS crude oil. The LLS less WTI Cushing spread represents the differential between the average price per barrel of LLS crude oil and the average price per barrel of WTI Cushing crude oil. The Brent less LLS spread represents the differential between the average price per barrel of Brent crude oil and the average price per barrel of LLS crude oil. The Brent less WTI Cushing spread represents the differential between the average price per barrel of Brent crude oil and the average price per barrel of WTI Cushing crude oil.

(12)	Total refinery throughput represents the total barrels per day of crude oil and blendstock inputs in the refinery production process.

(13)
Total refinery production represents the barrels per day of various products produced from processing crude and other refinery feedstocks through the crude units and other conversion units at the refineries.

(14)	Refinery utilization represents average daily crude oil throughput divided by crude oil capacity, excluding planned periods of downtime for maintenance and turnarounds.

(15)
Net sales and cost of sales include asphalt purchases sold as part of a supply and offtake arrangement of $11,864 and $36,272 for the three months ended June 30, 2015 and 2014, respectively, and $23,782 and $78,000 for the six months ended June 30, 2015 and 2014, respectively. The volumes associated with these sales are excluded from the Key Operating Statistics.

(16)
Cost of sales includes intersegment purchases of asphalt blends and motor fuels from our refining and marketing segment at prices which approximate wholesale market prices. These intersegment purchases are eliminated through consolidation of our financial statements.

(17)	Blended asphalt represents base material asphalt that has been blended with other materials necessary to sell the asphalt as a finished product.

(18)	Non-blended asphalt represents base material asphalt and other components that require additional blending before being sold as a finished product.

(19)
Asphalt margin is a per ton measurement calculated by dividing the margin between net sales and cost of sales by the total sales volume. Asphalt margins are used in the asphalt industry to measure operating results related to asphalt sales.

Asphalt margin for the three and six months ended June 30, 2015 excludes a loss of $3,284 and $13,950, respectively, resulting from a price adjustment related to asphalt inventory. This loss is included in operating loss in the asphalt segment.

(20)	At June 30, 2015, we had 294 retail convenience stores of which 283 sold fuel. At June 30, 2014, we had 296 retail convenience stores of which 285 sold fuel.

(21)
Retail fuel margin represents the difference between retail fuel sales revenue and the net cost of purchased retail fuel, including transportation costs and associated excise taxes, expressed on a cents-per-gallon basis. Retail fuel margins are frequently used in the retail industry to measure operating results related to retail fuel sales.

(22)	Retail fuel sales price per gallon represents the average sales price for retail fuels sold through our retail convenience stores.

(23)
Merchandise margin represents the difference between merchandise sales revenues and the delivered cost of merchandise purchases, net of rebates and commissions, expressed as a percentage of merchandise sales revenues. Merchandise margins, also referred to as in-store margins, are commonly used in the retail industry to measure in-store, or non-fuel, operating results.